Exhibit 99

PRESS RELEASE	For Immediate Release
MGM MIRAGE COMMENTS ON SEC FILING FROM TRACINDA
     Las Vegas, Nevada, May 21, 2007 — MGM MIRAGE (NYSE: MGM) noted that its majority stockholder, Tracinda Corporation, today filed an amended Schedule 13D with the Securities Exchange Commission in which Tracinda states: “that it intends to enter into negotiations with MGM MIRAGE to purchase the Bellagio Hotel and Casino and City Center properties. Tracinda also wishes to pursue strategic alternatives with respect to its investment in MGM MIRAGE which may include financial restructuring transactions involving all or a substantial portion of the remainder of the Company.”
     At its regularly scheduled meeting following the annual meeting of stockholders to be held on May 22, 2007, MGM MIRAGE’s Board of Directors will begin its review of Tracinda’s filing and its implications for the company, and will respond in due course. The company is mindful of its obligations, including to its shareholders, lenders, employees and the communities in which the company operates.
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About MGM MIRAGE:
     MGM MIRAGE (NYSE: MGM), one of the world’s leading and most respected hotel and gaming companies, owns and operates 19 properties located in Nevada, Mississippi and Michigan, and has investments in three other properties in Nevada, New Jersey and Illinois. The Company has entered into an agreement to sell its Colorado Belle and Edgewater properties located in Laughlin, Nevada. In addition, the Company has major new developments under construction in Nevada, Michigan and Macau S.A.R. CityCenter is a multi-billion dollar mixed-use urban development in the heart of the Las Vegas Strip; a new MGM Grand hotel and casino complex is being built in downtown Detroit; and the Company has a 50% interest in MGM Grand Macau, a hotel-casino resort currently under construction in Macau S.A.R. MGM MIRAGE supports responsible gaming and has implemented the American Gaming Association’s Code of Conduct for Responsible Gaming at its properties. MGM MIRAGE also has been the recipient of numerous awards and recognitions for its industry-leading Diversity Initiative and its community philanthropy programs. For more information about MGM MIRAGE, please visit the company’s website at http://www.mgmmirage.com.

CONTACTS:
Investment Community	Media
JAMES J. MURREN	ALAN M. FELDMAN
President, Chief Financial Officer & Treasurer	Senior Vice President of Public Affairs
(702) 693-8877	(702) 891-7147 OR afeldman@mirage.com

JOELE FRANK/DAN KATCHER
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449